Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Investor Relations	Media Relations
Matt Shimao	Brad Thatcher
508.323.1198	212.221.1616 ext. 113
matt_shimao@3com.com	brad_thatcher@coltrin.com

3COM UPDATES FINANCIAL GUIDANCE

MARLBOROUGH, Mass. – September 3, 2004 – 3Com Corporation (NASDAQ: COMS) today updated the financial guidance for its fiscal first quarter ended August 27, 2004, which was provided on June 22, 2004 during the company’s fourth quarter of fiscal 2004 earnings call.

3Com expects first quarter revenues will be in the range of $160 million to $164 million, compared to guidance for revenues of flat to slightly up sequentially from the fourth quarter of fiscal 2004 of $183 million.  Gross margins are expected to be in the 38 to 39 percent range, slightly below guidance of approximately 40 percent.  In total, sales and marketing, research and development, and general and administrative expenses are expected to be at the low end of the company’s prior guidance of the mid-$90 million range.

More information on the company’s fiscal first quarter performance will be communicated on 3Com’s regularly scheduled quarterly earnings call. 3Com expects to announce results for its fiscal first quarter ended August 27, 2004 on Thursday, September 16, 2004 after the market closes. As is customary following the release, management will hold a conference call to discuss the results.

The foregoing information regarding anticipated quarterly results is forward-looking and preliminary.  Final, actual results might vary materially, depending upon completion of quarter-end close procedures and review by the Company’s outside auditors.

About 3Com Corporation

3Com is a leading provider of innovative, practical and high-value voice and data networking products, services and solutions for enterprises of all sizes and public sector organizations. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

3Com and the 3Com logo are registered trademarks of 3Com Corporation.